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                                                                    Exhibit 99.1

               Report of Independent Certified Public Accountants




Sedona Corporation and Subsidiaries
(formerly Scan-Graphics, Inc.)
Limerick, Pennsylvania


We have audited the accompanying consolidated balance sheet of Sedona Corporation (formerly Scan-Graphics, Inc.) and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the two years in the period ended December 31, 1997. We have also audited the schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sedona Corporation and subsidiaries at December 31, 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997 and in conformity with generally accepted accounting principles.

Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.


                                            BDO SEIDMAN, LLP


Philadelphia, Pennsylvania
March 13, 1998, except for Note 14,
   which is dated March 27, 1998